Exhibit 23.5

Consent of Independent Certified Public Accountants

We have issued our report dated May 12, 2017 with respect to the consolidated financial statements of RockPile Energy Holdings, LLC as of December 31, 2016 and 2015 and for the periods from September 8, 2016 to December 31, 2016, January 1, 2016 to September 7, 2016 and the year ended December 31, 2015 included in the Current Report of Keane Group, Inc. on Form 8-K/A filed on January 11, 2018, which is incorporated by reference in this Post-Effective Amendment No. 1 to the Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Post-Effective Amendment No. 1 to the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

February 26, 2019